Exhibit 99

        Christine Bell to retire as COO of The Boyds Collection.

        Gettysburg, Pennsylvania, April 7, 2004—The Boyds Collection, Ltd. (NYSE:FOB) today announced the retirement of Chief Operating Officer Christine Bell, a 12-year veteran of the Company.

        "Chris leaves an important legacy at Boyds," said Jan L. Murley, Chief Executive Officer. "Everyone at Boyds greatly values the leadership and direction Chris provided throughout her tenure. She has led important efforts to increase operating capabilities to support aggressive growth, reduce costs, and extend the brand into a unique entertainment retail operation, Boyds Bear Country."

        "Chris' leadership has been instrumental in making retail an important new growth engine for Boyds going forward," said Scott Stuart, a Member of Kohlberg Kravis Roberts & Co., Boyds' majority shareholder, and a Director of the Company.

        Chris joined Boyds in 1992 as Controller, and subsequently held financial and operating positions of increasing responsibility. She was elected Chief Operating Officer in 1997 and had overall responsibility for operations, systems and retail development, and has been a member of the company's executive management committee. The position of Chief Operating Officer will not be filled.

        The Boyds Collection, Ltd. is a leading domestic designer, importer, and distributor of high-quality, branded giftware products. The company sells its products through a large and diverse network comprised of independent gift and collectibles retailers, premier department stores, selected catalogue retailers and other electronic and retail channels. More recently, the company launched its first retail operation, Boyds Bear Country, a unique entertainment and retail experience in Gettysburg, PA. Founded in 1979, it has successfully developed a strong niche and brand identity in its markets because of its affordably priced, high quality, "Folksy With AttitudeSM" products.